Exhibit 99.1

News Announcement

CONTACT:
William J. Fair	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	JCIR
610/373-2400	212/835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE

PENN NATIONAL GAMING, INC. ANNOUNCES EXPIRATION AND RESULTS OF
ITS PREVIOUSLY ANNOUNCED TENDER OFFER
FOR ITS 5.875% SENIOR NOTES DUE 2027

Wyomissing, PA (January 18, 2017) — Penn National Gaming, Inc. (PENN: Nasdaq) (“Penn”) announced today the expiration of its previously announced tender offer for any and all of the $300 million aggregate outstanding principal amount of its 5.875% senior notes due 2021 (CUSIP No. 707569 AR0).  The tender offer was made pursuant to the terms and conditions set forth in the offer to purchase dated January 6, 2017, and the related letter of transmittal and notice of guaranteed delivery (collectively, the “Tender Offer Documents”).

The tender offer expired at 5:00 p.m. New York City time on January 18, 2017 (the “Expiration Date”).  As of the Expiration Date, $148,749,000 million aggregate principal amount of notes, representing approximately 49.6% of the aggregate principal amount of notes outstanding, had been validly tendered, and not validly withdrawn.  These amounts include $9,173,000 aggregate principal amount of notes tendered pursuant to the guaranteed delivery procedures described in the Tender Offer Documents, which remain subject to the holder’s performance of the delivery requirements under such procedures.  Subject to the terms of and the satisfaction of the conditions to the tender offer, including the financing condition described therein, Penn expects to accept for purchase on January 19, 2017 all notes validly tendered and not validly withdrawn at or prior to the Expiration Date, subject, in the case of notes tendered pursuant to the guaranteed delivery procedures described in the Tender Offer Documents, to the holder’s performance of the delivery requirements under such procedures.  The settlement date (other than for notes tendered pursuant to guaranteed delivery procedures) is expected to be January 19, 2017, and the settlement date for notes tendered pursuant to guaranteed delivery procedures is expected to be January 23, 2017.

It is Penn’s current intention to effect the satisfaction and discharge of the indenture governing the notes concurrently with or following the settlement date and to redeem on the redemption date any notes that are not tendered and accepted for purchase pursuant to the tender offer, assuming the satisfaction of the financing condition and the other conditions to such redemption. Any redemption would be made solely pursuant to the notice of redemption, including the conditions set forth therein, delivered pursuant to the indenture governing the notes, and the information in this press release is qualified in its entirety by such notice.

If the financing condition or any of the other conditions to the tender offer are not satisfied, Penn is not obligated to accept for purchase or pay for, and may delay the acceptance for purchase of, any tendered notes and may terminate the tender offer.  In addition, if the financing condition is not satisfied, Penn is not obligated to redeem any of the notes and may revoke the conditional redemption notice.

This press release is for informational purposes only and does not constitute a notice of redemption under the optional redemption provisions of the indenture governing the notes, nor does it constitute an offer or solicitation to sell or buy any security. No such offer or solicitation will be made in any jurisdiction in which such offer or solicitation would be unlawful

About Penn National Gaming

Penn is a leading, diversified, multi-jurisdictional owner and manager of gaming and racing facilities and video gaming terminal (“VGT”) operations. Penn has also recently expanded into social online gaming offerings via its Penn Interactive Ventures, LLC division and Penn’s recent acquisition of Rocket Speed, Inc. (formerly known as Rocket Games, Inc. (“Rocket Speed”)).  Penn currently owns, manages, or has ownership interests in twenty-seven facilities in the following seventeen jurisdictions: California, Florida, Illinois, Indiana, Kansas, Maine, Massachusetts, Mississippi, Missouri, Nevada, New Jersey, New Mexico, Ohio, Pennsylvania, Texas, West Virginia, and Ontario, Canada.

Forward-Looking Statements

This press release and the documents referred to herein include “forward looking statements,” including statements about the tender offer and the acceptance for purchase of any tendered notes, the conditional redemption, the satisfaction and discharge of the indenture governing the notes and the satisfaction of the financing and other conditions to the tender offer and the redemption. These statements can be identified by the use of forward looking terminology such as “expects,” “believes,” “estimates,” “projects,” “intends,” “plans,” “seeks,” “may,” “will,” “should” or “anticipates” or the negative or other variation of these or similar words, or by discussions of future events, strategies or risks and uncertainties.  Actual results may vary materially from expectations.  Although Penn believes that its expectations are based on reasonable assumptions, within the bounds of its knowledge of its business, there can be no assurance that actual results will not differ materially from Penn’s expectations, and accordingly, Penn’s forward looking statements are qualified in their entirety by reference to the factors described in the Penn’s Annual Report on Form 10-K for the year ended December 31, 2015, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the Securities and Exchange Commission (the “SEC”).  Meaningful factors that could cause actual results to differ materially from the forward looking statements include, without limitation, risks related to the satisfaction of the financing condition or the other conditions to the tender offer ; and other factors discussed in Penn’s filings with the SEC.  All subsequent written and oral forward looking statements attributable to Penn or persons acting on Penn’s behalf are expressly qualified in their entirety by the cautionary statements included in this press release.  Penn undertakes no obligation to publicly update or revise any forward looking statements contained or incorporated by reference herein, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward looking events discussed in this press release may not occur.

# # #